As filed with the Securities and Exchange Commission on December 27, 2016
Registration No. 333-214793

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
AMENDMENT NO. 1 TO
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
TOP SHIPS INC.
(Exact name of Registrant as specified in its charter)
________________________

The Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification Number)

TOP Ships Inc. 1 Vas. Sofias and Meg. Alexandrou Str, 15124 Maroussi, Greece (011) 30 (210) 812-8180	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)
________________________
Copies to:
Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574‑1200 (telephone number)
 (212) 480‑8421 (facsimile number)
________________________
Approximate date of commencement of proposed sale to the public:
 From time to time after this registration statement becomes effective as determined by market conditions and other factors.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Common Shares, par value $0.01 per share, including related preferred stock purchase rights(6)
Preferred Shares, par value $0.01 per share
Debt Securities(7)
Warrants(8)
Purchase Contracts(9)
Rights(10)
Units(11)
Total	$200,000,000(1)	$200,000,000(1)(2)	$23,180(3)*
Secondary Offering
Common Shares, par value $0.01 per share, issuable upon conversion of Series B Convertible Preferred Shares	1,000,000 shares(4)	$2,470,000(5)	$287*
TOTAL		$202,470,000	$23,467*
* Previously paid

(1)
Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate public offering price for all securities of $200,000,000. Also includes such indeterminate amount of securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, convertible or exchangeable securities.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.  Pursuant to General Instruction II.C of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.  In no event will the aggregate offering price of all securities sold by Top Ships Inc. pursuant to this registration statement exceed $200,000,000.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4)
Pursuant to Rule 416(a), the number of common shares being registered shall be adjusted to include any additional shares that may become issuable as a result of any common stock distribution, split, combination or similar transaction.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, or the "Act", based on the average of the high and low prices per share of the registrant's common shares as reported on NASDAQ on December 23, 2016.

(6)
Preferred stock purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common shares.

(7)
If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $200,000,000.

(8)	There is being registered hereunder an indeterminate number of warrants as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $200,000,000.
(9)	There is being registered hereunder an indeterminate number of purchase contracts as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $200,000,000.
(10)	There is being registered hereunder an indeterminate amount of rights as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $200,000,000.
(11)
There is being registered hereunder an indeterminate number of units as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $200,000,000.  Units may consist of any combination of the securities registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.
PRELIMINARY PROSPECTUS
Subject to completion, dated December 27, 2016
$200,000,000
Common Shares (including preferred stock purchase rights), Preferred Shares, Debt Securities, Warrants, Purchase Contracts, Rights and Units
And
1,000,000 Common Shares offered by the Selling Securityholder
TOP SHIPS INC.

Through this prospectus, we may periodically offer common shares (including related preferred stock purchase rights), preferred shares, debt securities, warrants, purchase contracts, rights and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
In addition, YA II CD, LTD., or the Selling Securityholder, may sell in one or more offerings pursuant to this registration statement up to an aggregate of 1,000,000 of our common shares that are issuable to the Selling Securityholder upon conversion of some of our Series B Convertible Preferred Shares, or the Series B Convertible Preferred Shares, acquired by the Selling Securityholder from us in a private placement that was completed on November 22, 2016. As of the date of this prospectus, the Selling Securityholder has purchased 2,106 Series B Convertible Preferred Shares and may purchase up to an additional 1,054 Series B Convertible Preferred Shares upon the effectiveness of this registration statement.
The prices and terms of the securities that we or the Selling Securityholder will offer or sell will be determined at the time of their offering and will be described in a supplement to this prospectus. We will not receive any of the proceeds from the sale of securities by the Selling Securityholder. This prospectus describes some of the general terms that may apply to these securities. The securities issued or resold under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
Our common shares are currently listed on the Nasdaq Capital Market under the symbol "TOPS."
The aggregate market value of our outstanding common shares held by non-affiliates as of December 23, 2016 is $7,361,903.70, based on 5,689,141 common shares outstanding, of which 3,029,590 are held by non-affiliates, and a closing price on the Nasdaq Capital Market of $2.43 on that date. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period that ends on and includes the date hereof.
    Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled "Risk Factors" beginning on page 4 of this prospectus, and the other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2016.

ABOUT THIS PROSPECTUS
Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares (including related preferred stock purchase rights), preferred shares, debt securities, warrants, purchase contracts, rights and units and the Selling Securityholder may sell our common shares that are described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the securities we or the Selling Securityholder may offer. Each time we or the Selling Securityholder offer or sell securities pursuant to this prospectus, we or the Selling Securityholder will provide you with a prospectus supplement that will describe the specific types, amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all of the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We, the Selling Securityholder, and any underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Securityholder will make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Table of Contents
SUMMARY	1
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
RATIO OF EARNINGS TO FIXED CHARGES	6
USE OF PROCEEDS	7
CAPITALIZATION	8
PRICE RANGE OF COMMON SHARES	9
PLAN OF DISTRIBUTION	10
SELLING SECURITYHOLDER	12
DESCRIPTION OF CAPITAL STOCK	13
DESCRIPTION OF DEBT SECURITIES	23
DESCRIPTION OF WARRANTS	29
DESCRIPTION OF PURCHASE CONTRACTS	30
DESCRIPTION OF RIGHTS	31
DESCRIPTION OF UNITS	32
ENFORCEABILITY OF CIVIL LIABILITIES	33
EXPENSES	34
LEGAL MATTERS	34
EXPERTS	34
WHERE YOU CAN FIND ADDITIONAL INFORMATION	34
GOVERNMENT FILINGS	34

SUMMARY
This section summarizes some of the information that is contained in this prospectus. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus. Unless otherwise indicated, the information presented in this prospectus gives effect to a one-for-ten reverse stock split of our issued and outstanding common shares effective on February 22, 2016.
Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to TOP SHIPS INC. and all of its subsidiaries, and "TOP SHIPS INC." refers only to TOP SHIPS INC. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Our reporting currency is in the U.S. dollar and all references in this prospectus to "$" or "dollars" are to U.S. dollars.
Our Company
We are an international owner and operator of modern, fuel efficient eco medium range, or MR, tanker vessels focusing on the transportation of crude oil, petroleum products (clean and dirty) and bulk liquid chemicals. As of the date of this prospectus, our fleet consists of two chartered-in 49,737 dwt product/chemical tankers vessels, the M/T Stenaweco Energy and the M/T Stenaweco Evolution, two 39,208 dwt product/chemical tankers vessels, the M/T Eco Fleet and the M/T Eco Revolution, and two 49,737 dwt product/chemical tankers, the M/T Stenaweco Excellence and M/T Nord Valiant
We intend to continue to review the market in order to identify potential acquisition targets on accretive terms.
We believe we have established a reputation in the international ocean transport industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets of tankers and who have strong ties to a number of national, regional and international oil companies, charterers and traders.
The Fleet
The following tables present our fleet list as of December 23, 2016:
Chartered-in fleet:

Name	Deadweight	Charterer	Charter Duration	Gross Rate fixed period/ options
M/T Stenaweco Energy	49,737	Stena Weco A/S	4+1+1 years	$16,500 / $17,350 / $18,100
M/T Stenaweco Evolution	49,737	Stena Weco A/S	4+1+1 years	$16,200 (first 3 years) and $16,350 (4th year) / $17,200 / $18,000

Operating fleet:

Name	Deadweight	Charterer	Charter Duration	Gross Rate fixed period/ options
M/T Eco Fleet	39,208	BP Shipping Limited	3+1+1 years	$15,200 / $16,000 / $16,750
M/T Eco Revolution	39,208	BP Shipping Limited	3+1+1 years	$15,200 / $16,000 / $16,750
M/T Stenaweco Excellence	49,737	Stena Weco A/S	3+1+1 years	$16,200 / $17,200 / $18,000
M/T Nord Valiant	49,737	DS Norden A/S	5+1+1 years	$16,800 / $17,600 / $18,400

Recent Developments

On August 1, 2016, we amended our ABN Senior Credit Facility, or the ABN Facility, to increase the borrowing limit to $64.4 million and added another tranche to the loan, "Tranche C," which is secured by M/T Nord Valiant. This additional $20 million of Tranche C was to be used to partly finance the remaining shipyard installments of the M/T Nord Valiant. Commencing in November 2016, Tranche C is repayable in 12 consecutive quarterly installments of $0.55 million each and then 12 consecutive quarterly installments of $0.36 million each, plus a balloon installment of $9.05 million payable together with the last installment in August 2022. Apart from the inclusion of M/T Nord Valiant as a collateralized vessel, no other material changes were made to the ABN Facility.
On August 5, 2016, we drew down $20.0 million under the ABN Facility and on August 10, 2016, we took delivery of the M/T Nord Valiant, a 49,737 dwt product/chemical tanker. On August 15, 2016, the M/T Nord Valiant commenced its time charter with DS Norden A/S.
On August 4 and September 30, 2016, we drew down $3.3 million and $0.7 million, respectively under our revolving credit facility with Family Trading Inc., or Family Trading. On September 7, 2016, we repaid $2.4 million under our revolving credit facility with Family Trading.
On September 14, 2016, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan, as set forth in a stockholders rights agreement dated as of September 22, 2016, by and between us and Computershare Trust Company, N.A., as rights agent.
On November 22, 2016, we entered into a securities purchase agreement with the Selling Securityholder, or the Securities Purchase Agreement, pursuant to which we sold up to 3,160 Series B Convertible Preferred Shares, which are convertible into our common shares pursuant to the terms of the Certificate of Designation of the Series B Convertible Preferred Shares, to the Selling Securityholder for up to $3.0 million, or the Transaction. The Selling Securityholder purchased 1,579 Series B Convertible Preferred Shares at the initial closing of the Transaction and 527 Series B Convertible Preferred Shares on November 28, 2016 as a result of the filing of this registration statement, and may purchase up to an additional 1,054 Series B Convertible Preferred Shares upon the effectiveness of this registration statement. This prospectus covers resales from time to time by the Selling Securityholder of up to 1,000,000 of our common shares underlying the Series B Convertible Preferred Shares issued in the Transaction. For more information about the Series B Convertible Preferred Shares, please see the section below entitled "Description of Series B Convertible Preferred Shares".
In connection with the Transaction, the Company also entered into a registration rights agreement with the Selling Securityholder, or the Registration Rights Agreement, which has been filed as an exhibit to this registration statement, to provide them with certain registration rights
Nasdaq Listing

On January 26, 2016, we received a notification from Nasdaq stating that because the market value of our publicly held shares for the previous 30 consecutive business days was below the minimum $5 million requirement for continued listing on the Nasdaq Global Select Market, we were not in compliance with Nasdaq Listing Rule 5450(b)(1)(C). The applicable grace period to regain compliance was 180 calendar days from the date of the notice.
On July 27, 2016, we transferred our Nasdaq listing from the Nasdaq Global Select Market to the Nasdaq Capital Market. Our common shares continue to trade on Nasdaq under the symbol "TOPS". The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Select Market. The Company currently fulfills the listing requirements of the Nasdaq Capital Market and the approval of the transfer cured our deficiency under Nasdaq Listing Rule 5450(b)(1)(C).

Corporate Information
Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed Top Ships Inc.
Our common shares are currently listed on the Nasdaq Capital Market under the symbol "TOPS." The current address of our principal executive office is 1 Vasilisis Sofias and Megalou Alexandrou Str, 15124 Maroussi, Greece. The telephone number of our registered office is +30 210 812 8180. Our corporate website address is www.topships.org. The information contained on our website does not constitute part of this prospectus.
The Securities We or the Selling Securityholder May Offer
We may use this prospectus to offer up to $200,000,000 of our:
1. common shares, including related preferred stock purchase rights;
2. preferred shares;
3. debt securities;
4. warrants;
5. purchase contracts;
6. rights; and
7. units.
We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. In addition, the Selling Securityholder may sell in one or more offerings pursuant to this prospectus up to an aggregate of 1,000,000 of our common shares issuable to the Selling Securityholder upon conversion of some or all of the Series B Convertible Preferred Shares issued in the Transaction.
A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and any prospectus supplement, including the risks described under the heading "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 26, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled "Where You Can Find Additional Information." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.
Risk Related to the Offering
Sales by the Selling Securityholder of the common shares covered by this prospectus could adversely affect the trading price of our common shares.
In accordance with the Registration Rights Agreement, we are registering for resale on this registration statement up to an aggregate of 1,000,000 common shares issuable to the Selling Securityholder upon conversion of some or all of the Series B Convertible Preferred Shares issued in the Transaction. These common shares represent approximately 17.6% of our currently outstanding common shares. Subject to certain exceptions, we are obligated to keep this prospectus current so that, once issued, the common shares can be sold in the public market at any time. Further, the Registration Rights Agreement requires, among other things, for us to ultimately register for resale all of our common shares issued or issuable upon the conversion of all Series B Convertible Preferred Shares issued in the Transaction until the common shares may be sold without restrictions pursuant to Rule 144 promulgated under the Securities Act. Consequently, the resale of all or a substantial portion of the common shares in the public market, or the perception that these sales might occur, could cause the market price of our common shares to decrease and may make it difficult for us to sell our equity securities in the future at a time and upon terms we deem appropriate.
The provisions of the Series B Convertible Preferred Shares may require us to issue a large number of common shares upon conversion, which may significantly depress the trading price of our common shares and significantly dilute existing shareholders.

The conversion price that is used to determine the number of common shares issued to holders of Series B Convertible Preferred Shares upon conversion is subject to anti-dilution adjustments and adjustments based upon the trading price of our common shares. Specifically, each Series B Convertible Preferred Share is convertible into the number of our common shares equal to the quotient of $1,000 plus any accrued and unpaid dividends divided by the lesser of the following two prices: (i) $2.80 and (ii) 85% of the lowest daily VWAP of the Company's common shares over the 10 consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, but in no event will the conversion price be less than $1.00. Under certain circumstances, the aforementioned adjustments may result in us issuing a large number of common shares upon conversion of the Series B Convertible Preferred Shares, which in turn could significantly depress the trading price of our common shares and significantly dilute existing shareholders. For example, assuming there are no accrued and unpaid dividends, the hypothetical conversion of all 3,160 Series B Convertible Preferred Shares by the Selling Securityholder at the $1.00 floor price will result in the issuance of 3,160,000 of our common shares, which represents approximately 55% of our currently outstanding common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words "anticipate," "believe," "expect," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," and similar expressions identify forward-looking statements.
All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.
The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to these assumptions and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the shipping market, including the effect of changes in the Organization of the Petroleum Exporting Countries' petroleum production levels and worldwide oil consumption and storage, changes in regulatory requirements affecting vessel operations, changes in Top Ships Inc.'s operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, changes in the price of our capital investments, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists, and other important factors described from time to time in the reports filed by us with the Commission.
See the section entitled "Risk Factors," beginning on page 4, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our unaudited ratio of earnings to fixed charges for the periods presented.(1)
		Year Ended December 31, (amounts in thousands of US dollars)
	Six Months Ended June 30, 2016	2015	2014	2013	2012	2011

Earnings
Net income / (loss)	$290	$(8,507)	$2,896	$1,408	$(63,984)	$(189,112)
Add: Fixed charges	3,678	5,098	630	6,479	9,048	16,267
Less: Interest capitalized	(578)	(449)	(208)	-	-	-

Total Earnings	$3,390	$(3,858)	$3,318	$7,887	$(54,936)	$(172,845)

Fixed Charges

Interest expensed and capitalized	1,214	604	614	$4,644	$7,240	$10,068
Interest portion of Bareboat charter hire expenses	2,349	3,956	-	-	-	-
Amortization and write-off of capitalized expenses related to indebtedness	115	538	16	1,835	1,808	6,199

Total Fixed Charges	$3,678	$5,098	$630	$6,479	$9,048	$16,267

Ratio of Earnings to Fixed Charges(2)	0.92	-	5.27	1.2	-	–
Dollar amount of the coverage deficiency	288	8,956	-	-	63,984	189,112

(1)
As of the date of this prospectus, 2,106 Series B Convertible Preferred Shares are issued and outstanding and the Selling Securityholder may purchase up to an additional 1,054 Series B Convertible Preferred Shares on the date that this registration statement is declared effective.

(2)
For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" consist of pre-tax income from continuing operations prepared under GAAP plus fixed charges (exclusive of interest capitalized) and "fixed charges" represent interest incurred, amortization of deferred financing costs and the interest portion of bareboat charter hire expenses. The consolidated ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus supplement and has been calculated in accordance with SEC rules and regulations. This ratio has no application to our credit facilities, and we believe is not a ratio generally used by investors to evaluate our overall operating performance.

USE OF PROCEEDS
We intend to use net proceeds from the sale of the securities by us as set forth in the applicable prospectus supplement.
We will not receive any proceeds from sales of our common shares by the Selling Securityholder. We also cannot predict when or if the Series B Convertible Preferred Shares will be converted, and it is possible that the Series B Convertible Preferred Shares may never be converted.

CAPITALIZATION
Each prospectus supplement will include information on our consolidated capitalization.

PRICE RANGE OF COMMON SHARES
You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading Item 9. "The Offer and Listing" in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.
Our common shares trade on the Nasdaq Capital Market under the symbol "TOPS." All share prices have been adjusted to reflect the 1-for-10 reverse stock split of our common shares effected on February 22, 2016. The high and low market prices for our common shares for the periods indicated were as follows:
	High	Low
For the Quarter Ended
September 30, 2016	$8.40	$1.48
June 30, 2016	$3.44	$1.45

For the Month Ended

December 2016 (up to and including December 23, 2016)	$3.35	$2.25
November 2016	$8.40	$2.00
October 2016	$3.67	$2.46
September 2016	$4.82	$3.10
August 2016	$8.40	$3.66
July 2016	$4.90	$1.48
June 2016	$3.01	$1.45

PLAN OF DISTRIBUTION
We or the Selling Securityholder may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we or the Selling Securityholder may sell some or all of our securities included in this prospectus, through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.
In addition, we or the Selling Securityholder may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or the Selling Securityholder may enter into hedging transactions with respect to our securities. For example, we or the Selling Securityholder may:
•	enter into transactions involving short sales of our common shares by broker-dealers;
•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
The Selling Securityholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.
We or the Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities pledged by us or the Selling Securityholder or borrowed from us or the Selling Securityholder to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
The Selling Securityholder and any broker-dealers or other persons acting on our behalf or the behalf of the Selling Securityholder that participate with us or the Selling Securityholder in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed, or will inform, the Selling Securityholder that Regulation M, promulgated under the Securities Exchange Act of 1934, or the Exchange Act, may apply to sales by the Selling Securityholder in the market. The Selling Securityholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.
At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders or the Selling Securityholder may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Capital Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to all of the securities offered and sold by us under this registration statement.
If more than five percent (5%) of the net proceeds of any offering of common shares made under this prospectus will be received by a Financial Industry Regulatory Authority, or FINRA, member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

SELLING SECURITYHOLDER
This prospectus relates to up to 1,000,000 common shares that the Selling Securityholder may sell in one or more offerings upon conversion of some or all of the Series B Convertible Preferred Shares that the Selling Securityholder has purchased from us under the terms of the Securities Purchase Agreement. The table below sets forth information about the maximum number of our common shares that may be offered from time to time by the Selling Securityholder under this prospectus. The Selling Securityholder identified below may currently hold or acquire our common shares in addition to those registered hereby. In addition, the Selling Securityholder identified below may sell, transfer, assign or otherwise dispose of some or all of their common shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.
Information concerning the Selling Securityholder may change from time to time and, to the extent required, we will supplement this prospectus accordingly. To our knowledge, the Selling Securityholder does not have nor have had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of our common shares.
We have prepared the following table based on information supplied to us by the Selling Securityholder on or prior to December 23, 2016. We have not sought to verify such information.
Selling Securityholder	Total Number of Preferred Shares Owned Prior to This Offering	Total Number of Common Shares Owned Prior to This Offering	Percentage of Outstanding Shares Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Percentage of Outstanding Shares Which May Be Sold in This Offering(2)	Number of Shares Owned Following This Offering(3)	Percentage of Outstanding Shares Owned Following This Offering(3)
YA II CD, LTD(1)	2,106	0	0	1,000,000	17.6%	-	0%

(1)
YA II CD, Ltd is the investor under the Securities Purchase Agreement. Yorkville Advisors Global, LP ("Yorkville LP") is YA II CD, Ltd's. investment manager and Yorkville Advisors Global, LLC ("Yorkville LLC") is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC's President and Managing Member, Mr. Mark Angelo. The address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Mark Angelo, Portfolio Manager.

(2)
Assumes that the total number of issued and outstanding common shares of the Company remains unchanged at 5,689,141 prior to the issuance of the common shares underlying the Series B Convertible Preferred Shares.

(3)	Assumes that the Selling Stockholder will sell all of its common shares offered pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK
Purpose
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, as amended, do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Our authorized capital stock consists of 1,000,000,000 common shares, par value $0.01 per share, of which 5,689,141 shares were issued and outstanding as of December 23, 2016 and 20,000,000 preferred shares with par value of $0.01, of which 2,106 Series B Convertible Preferred Shares are issued and outstanding as of the date of this prospectus and the Selling Securityholder may purchase up to an additional 1,054 Series B Convertible Preferred Shares on the date that this registration statement is declared effective.
On September 14, 2016, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan, as set forth in a Stockholders Rights Agreement dated as of September 22, 2016, by and between us and Computershare Trust Company, N.A., as rights agent described under the section entitled "—Stockholder Rights Agreement". In connection with the Stockholder Rights Agreement, we designated 1,000,000 shares as Series A Participating Preferred Stock, none of which are outstanding as of the date of this prospectus.
As of December 23, 2016, there were also (i) 2,673,406 warrants outstanding, with each warrant currently having an exercise price of the lesser of $2.80 or 85% of the lowest daily VWAP of the Company's common shares over the 10 consecutive trading days expiring on the trading day immediately prior to the date of delivery of an exercise notice (but in no event will the exercise price be less than $1.00), and entitling its holder to purchase 0.89 common shares, as may be further adjusted and (ii) 300,000 representative warrants outstanding entitling their holders to purchase 30,000 shares at an exercise price of $25 per share, as may be further adjusted.
Description of Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares that we may issue in the future.
Description of Preferred Shares
Our Third Amended and Restated Articles of Incorporation authorize our Board of Directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series, and the voting rights, if any, of the holders of the series.

Under the terms of our Third Amended and Restated Articles of Incorporation, our board of directors has the authority, without any further vote or action by our shareholders, to issue up to 20,000,000 preferred shares. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of common shares. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.
Description of Series B Convertible Preferred Shares
On November 22, 2016, we completed a private placement of up to 3,160 Series B Convertible Preferred Shares for an aggregate principal amount of up to $3.0 million. The Selling Securityholder purchased 1,579 Series B Convertible Preferred Shares at the initial closing of the Transaction and 527 Series B Convertible Preferred Shares on November 28, 2016 as a result of the filing of this registration statement, and may purchase up to an additional 1,054 Series B Convertible Preferred Shares upon the effectiveness of this registration statement. The Selling Securityholder is only obligated to purchase the remaining 1,054 Series B Convertible Preferred Shares as long as the Company is able to register two times the total number of common shares issuable upon conversion of all of the 3,160 Series B Convertible Preferred Shares at a conversion ratio equal to the average volume weighted price of the common shares during the five (5) consecutive trading days immediately prior to the effective date of this registration statement, or the Minimum Registration Amount.  If the Company is not able to register the Minimum Registration Amount then the number of Series B Convertible Preferred Shares that the Selling Securityholder is obligated to purchase upon the effectiveness of this registration statement will be reduced to the lowest number of shares which would satisfy the Minimum Registration Amount.  The Selling Securityholder may purchase up to the full amount of the remaining 1,054 Series B Convertible Preferred Shares at its option. The following description of the Series B Convertible Preferred Shares is subject to and qualified in its entirety by reference to the Securities Purchase Agreement, Certificate of Designation of the Series B Convertible Preferred Shares and Registration Rights Agreement entered into in connection with the private placement. Copies of the Securities Purchase Agreement, Certificate of Designation of the Series B Convertible Preferred Shares and Registration Rights Agreement has been filed as exhibits to our Report on Form 6-K filed with the Commission on November 23, 2016. We suggest that you read the complete text of our Securities Purchase Agreement, Certificate of Designation of the Series B Convertible Preferred Shares and Registration Rights Agreement, which we have incorporated by reference to this registration statement.
Conversion.  Each holder of Series B Convertible Preferred Shares, at any time and from time to time, has the right, subject to certain conditions, to convert all or any portion of the Series B Convertible Preferred Shares then held by such holder into our common shares at the conversion rate then in effect. Each Series B Convertible Preferred Share is convertible into the number of our common shares equal to the quotient of $1,000 plus any accrued and unpaid dividends divided by the lesser of the following two prices: (i) $2.80 and (ii) 85% of the lowest daily VWAP of the Company's common shares over the 10 consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, but in no event will the conversion price be less than $1.00.
Limitation on Beneficial Ownership. The Series B Convertible Preferred Shares may not be converted if, after giving effect to the conversion, a holder together with certain related parties would beneficially own in excess of 4.99% of our outstanding common shares. At each holder's option, the cap may be waived upon 61-days' prior notice to us.

Voting.  The holders of Series B Convertible Preferred Shares are entitled to such number of votes as is equal to the number of our common shares then issuable upon a conversion of each Series B Convertible Preferred Share (subject to the ownership limitation of 4.99%) on all matters submitted to a vote of the stockholders of the Company.  The holders of Series B Convertible Preferred Shares and the holders of our common shares shall vote together as one class on all matters submitted to a vote of shareholders of the Company. The holders of Series B Convertible Preferred Shares have no special voting rights and their consent shall not be required for taking any corporate action.
Distributions.  Upon any liquidation, dissolution or winding up of the Company, the holders of Series B Convertible Preferred Shares shall be entitled to receive an aggregate amount equal to one thousand dollars ($1,000) per each Series B Convertible Preferred Share plus an amount equal to any accrued and unpaid dividends on each such Series B Convertible Preferred Share.
Redemption.  The Company at its option shall have the right to redeem a portion or all of the outstanding Series B Convertible Preferred Shares. The Company shall pay an amount equal to one thousand dollars ($1,000) per each Series B Convertible Preferred Share, or the Liquidation Amount, plus a redemption premium equal to twenty percent (20%) of the Liquidation Amount being redeemed, plus an amount equal to any accrued and unpaid dividends on such Preferred Shares (collectively referred to as the "Redemption Amount"). In order to make a redemption, the Company shall first provide 10 business days advanced written notice to the holders of its intention to make a redemption, or the Redemption Notice, setting forth the amount it desires to redeem. After receipt of the Redemption Notice, the holders shall have the right to elect to convert all or any portion of its Series B Convertible Preferred Shares. Upon the expiration of the 10 business day period, the Company shall deliver to each holder the Redemption Amount with respect to the amount redeemed after giving effect to conversions effected during the notice period.
The Series B Convertible Preferred Shares shall be subject to redemption in cash at the option of the holders thereof at any time after the occurrence and continuance of a Triggering Event, as defined in the Certificate of Designation of the Series B Convertible Preferred Shares incorporated herein by reference, in an amount equal to the Redemption Amount with respect to such Series B Convertible Preferred Shares. Such Preferred Shares shall be redeemed and the Redemption Amount shall be paid on a date that shall not be more than 10 business days following the date that written notice to the Company is given by a holder indicating the holder's intention to redeem such shares and the number of shares to be redeemed.
Dividends. The holders of outstanding Series B Convertible Preferred Shares shall be entitled to receive when, as and if declared by our board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after a Triggering Event (as defined in the Certificate of Designation of the Series B Convertible Preferred Shares incorporated herein by reference) in an amount per share (rounded to the nearest cent) equal to eight percent (8%) per year of the liquidation amount of the then outstanding Series B Convertible Preferred Shares computed on the basis of a 365-day year and the actual days elapsed. A Triggering Event includes, among other things, certain bankruptcy proceedings commenced by us or our subsidiaries, the delisting of our common shares from Nasdaq, our failure to timely deliver common shares to the Selling Securityholder upon conversion of Series B Convertible Preferred Shares, our failure to pay cash upon redemption as provided in the Certificate of Designations of the Series B Convertible Preferred Shares, or our failure to observe or perform certain covenants of the Certificate of Designations of the Series B Convertible Preferred Shares or any Transaction document. The liquidation amount is $1,000 per each Series B Convertible Preferred Share. The Company shall declare a dividend or distribution on the Series B Convertible Preferred Shares as provided above immediately after each Quarterly Dividend Payment Date after a Triggering Event.
Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series B Convertible Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Our board of directors may fix a record date for the determination of holders of Series B Convertible Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Share History
Share Issuances
Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed Top Ships Inc. Our common shares are currently listed on the Nasdaq Capital Market under the symbol "TOPS."
On March 19, 2014, we acquired five newbuilding vessels under construction, the M/T Stenaweco Evolution, the M/T Eco Fleet, the M/T Eco Revolution, M/T Stenaweco Excellence, and M/T Nord Valiant through share purchase agreements with their respective shipowning company which were affiliated with our President, Chief Executive Officer and Director, Evangelos J. Pistiolis and unrelated third parties for an aggregate purchase price of $43.3 million, paid as follows: $2.5 million in cash and $40.8 million in 583,321 newly-issued common shares, issued at $70.00 per share.
On April 21, 2014, we effected a 1-for-7 reverse stock split of our common shares. There was no change in the number of our authorized common shares.
On June 11, 2014, we completed a public offering of 10,000,000 of our common shares and warrants to purchase 5,000,000 of our common shares at $2.00 per common share and $0.00001 per warrant (one warrant was originally given the right to purchase one common share). The warrants had an exercise price of $2.50 per share, which is adjustable, were exercisable immediately, and expire five years from the date of issuance. In addition, the underwriters partially exercised their overallotment option to purchase an additional 660,000 common shares and 330,000 warrants to purchase common shares. The underwriters also received as compensation 300,000 representative warrants, or the Representative Warrants, to purchase our common shares with an adjustable exercise price of $25 per share. The amounts discussed in the above paragraph do not reflect the 1-for-10 reverse stock split effected on February 22, 2016.
On December 23, 2015, we entered into an agreement with Family Trading for the latter to assume the outstanding $3.8 million balance payable on the early termination of the bareboat charter for the M/T Delos. As consideration for the assumption of this liability, on January 12, 2016, we issued 1,355,816 of our common shares to Family Trading. We retain the right to buy back up to 60% of these shares at any time until December 31, 2016.
On February 22, 2016, we effected a 1-for-10 reverse stock split of our common shares. There was no change in the number of our authorized common shares.
On February 25, 2016, we issued 68,674 restricted common shares to Sovereign Holdings Inc., a company that may be deemed to be owned by the Lax Trust, an irrevocable trust established for the benefit of certain family members of Evangelos J. Pistiolis, our President, Chief Executive Officer and Director.
On February 26, 2016, and March 2, 2016, we issued 25,000 common shares on each day, respectively, upon the exercise of two equal increments of 28,090 Warrants.
From August 2016 to the date of this prospectus, we issued 2,136,760 common shares, upon the exercise of 2,600,414 Warrants.
On November 22, 2016, we entered into a securities purchase agreement with the Selling Securityholder, or the Securities Purchase Agreement, pursuant to which we sold up to 3,160 Series B Convertible Preferred Shares, which are convertible into our common shares pursuant to the terms of the Certificate of Designation of the Series B Convertible Preferred Shares, to the Selling Securityholder for up to $3.0 million. The Selling Securityholder purchased 1,579 Series B Convertible Preferred Shares at the initial closing of the Transaction and 527 Series B Convertible Preferred Shares on November 28, 2016 as a result of the filing of this registration statement, and may purchase up to an additional 1,054 Series B Convertible Preferred Shares upon the effectiveness of this registration statement. This prospectus covers resales from time to time by the Selling Securityholder of up to 1,000,000 of our common shares underlying the Series B Convertible Preferred Shares.

Equity Incentive Plan
In April 2005, our Board of Directors adopted our 2005 Stock Incentive Plan, which was amended and restated in December 2009, or the Amended and Restated 2005 Plan, under which our officers, key employees and directors were eligible to receive grants of stock appreciation rights, dividend equivalent rights, restricted stock, unrestricted stock, restricted stock units, and performance shares at the discretion of our Board of Directors.
On February 12, 2013, we granted 714 shares to our President, Chief Executive Officer and Director, Evangelos J. Pistiolis, which were issued to Sovereign. The shares vested six months from the date of grant, however, as the shares granted to Mr. Pistiolis did not contain any future service vesting conditions, all such shares were considered vested shares on the grant date. The fair value of each share on the grant date was $73.5.
On September 26, 2013, we granted 1,285 shares to two of our officers. The shares vested six months from the date of grant, however, as these shares did not contain any future service vesting conditions, all such shares were considered vested shares on the grant date. The fair value of each share on the grant date was $131.6.
On December 18, 2013, we granted 714 shares to our President, Chief Executive Officer and Director, Evangelos J. Pistiolis which were issued to Sovereign on January 17, 2014. The shares vested six months from the date of grant, however, as the shares granted to Mr. Pistiolis did not contain any future service vesting conditions, all such shares were considered vested shares on the grant date. The fair value of each share on the grant date was $112.00.
The Amended and Restated 2005 Plan expired in April 2015.
On April 15, 2015, our Board of Directors adopted the 2015 Stock Incentive Plan, or the 2015 Plan, under which our directors, officers, key employees as well as consultants and service providers may be granted non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, unrestricted stock and other-equity based-related awards. A total of 190,000 common shares were reserved for issuance under the 2015 Plan, which is administered by the Compensation Committee of the Board of Directors.
On April 15, 2015, we granted 183,000 restricted shares under the 2015 Plan to Central Mare Inc., a related party affiliated with the family of Evangelos J. Pistiolis, our President, Chief Executive Officer and Director. The shares will vest equally over a period of eight years from the date of grant. The fair value of each share on the grant date was $10.90.
On June 30, 2015, 22,875 shares of the 2015 Plan vested. The fair value of each share on the vesting date was $10.30.
Shareholder Meetings
Under our Amended and Restated By-Laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the Board of Directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors
Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws prohibit cumulative voting in the election of directors.

The Board of Directors must consist of at least one member and not more than twelve, as fixed from time to time by the vote of not less than 66 2/3% of the entire board. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors, and to members of any committee, for attendance at any meeting or for services rendered to us.
Classified Board
Our Amended and Restated Articles of Incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.
Election and Removal
Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our Third Amended and Restated Articles of Incorporation provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Dissenters' Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations or sales of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to exceptions. For example, the right of a dissenting shareholder to receive payment of the fair value of his shares is not available if for the shares of any class or series of shares, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.
Shareholders' Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates. On November 20, 2014, we amended our Amended and Restated By-Laws to provide that unless we consent in writing to the selection of alternative forum, the sole and exclusive forum for (i) any shareholders' derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company or the Company's shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BCA, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the High Court of the Republic of the Marshall Islands, in all cases subject to the court's having personal jurisdiction over the indispensable parties named as defendants.

Anti-takeover Provisions of our Charter Documents
Several provisions of our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Business Combinations
Our Third Amended and Restated Articles of Incorporation include provisions which prohibit the Company from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:
•
prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced;

•
at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; and

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering.
Limited Actions by Shareholders
Our Third Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.
Our Third Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws provide that only our Board of Directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our Board of Directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Blank Check Preferred Stock
Under the terms of our Third Amended and Restated Articles of Incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Super-majority Required for Certain Amendments to Our By-Laws
On February 28, 2007, we amended our by-laws to require that amendments to certain provisions of our by-laws may be made when approved by a vote of not less than 66 2/3% of the entire Board of Directors. These provisions that require not less than 66 2/3% vote of the Board of Directors to be amended are provisions governing: the nature of business to be transacted at our annual meetings of shareholders, the calling of special meetings by our Board of Directors, any amendment to change the number of directors constituting our Board of Directors, the method by which our Board of Directors is elected, the nomination procedures of our Board of Directors, removal of our Board of Directors and the filling of vacancies on our Board of Directors.
Stockholder Rights Agreement
On September 14, 2016, our Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding common share and adopted a shareholder rights plan, as set forth in the Stockholders Rights Agreement dated as of September 22, 2016 (the "Rights Agreement"), by and between the Company and Computershare Trust Company, N.A., as rights agent.
The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common shares without the approval of the Board. If a shareholder's beneficial ownership of our common shares as of the time of the public announcement of the rights plan and associated dividend declaration is at or above the applicable threshold, that shareholder's then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the shareholder increases its ownership percentage by 1% or more.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.
For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which is an exhibit to the Form 8-A filed by us on September 22, 2016 and incorporated herein by reference. The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibit.
The Rights. The Rights trade with, and are inseparable from, our common shares. The Rights are evidenced only by certificates that represent our common shares. New Rights will accompany any new common shares of the Company issues after October 5, 2016 until the Distribution Date described below.
Exercise Price. Each Right allows its holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock (a "Preferred Share") for $50.00 (the "Exercise Price"), once the Rights become exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.
Exercisability. The Rights are not exercisable until ten days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of our outstanding common shares.

Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended— are treated as beneficial ownership of the number of our common shares equivalent to the economic exposure created by the derivative position, to the extent our actual common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.
For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 15% or more of our outstanding common shares, the Rights Agreement "grandfathers" their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.
The date when the Rights become exercisable is the "Distribution Date." Until that date, our common share certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of our common shares will constitute a transfer of Rights. After that date, the Rights will separate from our common shares and will be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of our common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.
Preferred Share Provisions
Each one one-thousandth of a Preferred Share, if issued, will, among other things:
•	not be redeemable;
•
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of the our outstanding common shares (by reclassification or otherwise), declared on our common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.
The value of one one-thousandth interest in a Preferred Share should approximate the value of one common share.
Consequences of a Person or Group Becoming an Acquiring Person.
•
Flip In.  If an Acquiring Person obtains beneficial ownership of 15% or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.
•
Flip Over. If, after an Acquiring Person obtains 15% or more of our common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

•
Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Redemption. The Board may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if the Company has a stock dividend or a stock split.
Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common shares, the Board may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.
Expiration. The Rights expire on the earliest of (i) September 22, 2026; or (ii) the redemption or exchange of the Rights as described above.
Anti-Dilution Provisions. The Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or our common shares. No adjustments to the Exercise Price of less than 1% will be made.
Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).
Taxes. The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.
Transfer Agent
The registrar and transfer agent for our common shares is Computershare Trust Company, Inc.
Listing
Our common shares traded on the Nasdaq Capital Market under the symbol "TOPS."

DESCRIPTION OF DEBT SECURITIES
We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York (without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction) unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto).  The aggregate principal amount of debt securities that may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.  Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.
The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as "subsequent filings." The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
We expect that neither indenture will limit the amount of debt securities that may be issued.  The debt securities may be issued in one or more series.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•
if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;
•	whether the debt securities will be our senior or subordinated securities;
•	whether the obligations under the debt securities will be our secured or unsecured obligations;
•	the applicability and terms of any guarantees;
•
the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;
•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;
•	whether the debt securities will be issued in the form of global securities or certificates in registered or bearer form;
•	any listing on any securities exchange or quotation system;
•	additional provisions, if any, related to defeasance and discharge of the debt securities; and
•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.
Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.
Senior Debt
We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt.  The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture.  Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.
Covenants
Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	our ability to incur either secured or unsecured debt, or both;
•	our ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;
•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.

Modification of the Indentures
We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:
1.	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
2.
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

3.	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
4.
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

5.	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
6.
makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

7.
waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default
We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium at maturity;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.
An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filings with respect to any class or series of debt securities.
We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants
We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.  We expect that such terms will include, among others:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the number and type of our securities purchasable upon exercise of such warrants;
•	the price at which our securities purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material United States federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:
•	the exercise price for the rights;
•	the number of rights issued to each shareholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.
The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see "Where You Can Find Additional Information" of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our purchase contracts, warrants, debt securities, preferred shares, common shares, rights or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units.  We expect that such terms will include, among others:
•
the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares, common shares, and rights comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

ENFORCEABILITY OF CIVIL LIABILITIES
We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.
Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
Commission registration fee		$23,467
FINRA filing fee		$30,871
Nasdaq listing fees	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and engraving expenses	$	*
Transfer agent and registrar fees	$	*
Indenture trustee fees and expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous	$	*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.
LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.
EXPERTS
The financial statements incorporated in this Prospectus by reference from Top Ships Inc.'s annual report on Form 20-F for the year ended December 31, 2015, have been audited by Deloitte Certified Public Accountants S.A. (formerly known as Deloitte Hadjipavlou, Sofianos & Cambanis S.A.), an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Str., 15125 Maroussi, Athens, Greece.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
GOVERNMENT FILINGS
We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.tops.org. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's website.
Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference in this prospectus the documents listed below which have been filed with the Commission:
•
Report on Form 6-K filed with the Commission on November 23, 2016, which contains the press release announcing the transaction with the Selling Securityholder and the Securities Purchase Agreement, Certificate of Designation and Registration Rights Agreement between the Company and the Selling Securityholder.

•
Report on Form 6-K filed with the Commission on September 13, 2016, which contains Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's unaudited interim condensed statements and related notes thereto of comprehensive income and balance sheets as and for the six months ended June 30, 2016.

•
Form 8-A, filed with the Commission on September 22, 2016, registering our Preferred Stock Purchase Rights under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating the description of Preferred Stock contained therein.

•
Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 26, 2016, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
Form 8-A, filed with the Commission on July 21, 2004, registering our common shares, par value $0.01 per share, under Section 12(g) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating the description of our common shares contained therein.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of the initial filing of the registration statement of which this prospectus forms a part (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:
Top Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece
(011) 30 210 812-8180 (telephone number)
Information Provided by the Company
We will furnish holders of our common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Capital Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Part II
Information Not Required in the Prospectus
Item 8. Indemnification of Directors and Officers.
The Amended and Restated By-Laws of the Company provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Company upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Republic of The Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Section 60 of the BCA provides as follows:
(1)
(Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer is successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9. Exhibits
The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference (the "Exhibit Index").
Item 10. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	– (d) Not applicable.
(e)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest Annual Report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)	– (g) Not applicable.
(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	Not applicable.
(j)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(k)	Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece, on December 27, 2016.
TOP SHIPS INC.

By:	/s/ Evangelos J. Pistiolis
Name: Evangelos J. Pistiolis
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on December 27, 2016.
Signature	Title

/s/ Vangelis G. Ikonomou	Director, Executive Vice President and Chairman of the Board
Vangelis G. Ikonomou

/s/ Evangelos J. Pistiolis	Director, President and Chief Executive Officer (Principal Executive Officer)
Evangelos J. Pistiolis

/s/ Alexandros Tsirikos	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Alexandros Tsirikos

/s/ Konstantinos Karelas	Director
Konstantinos Karelas

/s/ Alexandros G. Economou	Director
Alexandros G. Economou

/s/ Per Christian Haukenes	Director
Per Christian Haukenes

/s/ Paolo Javarone	Director
Paolo Javarone

AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this registration statement in the City of Newark, State of Delaware, on December 27, 2016.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

Exhibit Index
Exhibit Number	Description
1.1	Underwriting Agreement (for equity securities)(1)

1.2	Underwriting Agreement (for debt securities)(1)

4.1	Form of Common Share Certificate(2)

4.2	Preferred Share Certificate(1)

4.3	Form of Senior Indenture*

4.4	Form of Subordinated Indenture*

4.5	Form of Warrant Agreement(1)

4.6	Form of Purchase Contract(1)

4.7	Form of Rights Agreement(1)

4.8	Form of Unit Agreement(1)

4.9	Certificate of Designation of the Series B Convertible Preferred Shares(3)

4.10	Stockholders Rights Agreement, dated as of September 22, 2016(4)

5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company*

10.1	Securities Purchase Agreement by and between the Company and the Selling Securityholder dated November 22, 2016(3)

10.2	Registration Rights Agreement by and between the Company and the Selling Securityholder dated November 22, 2016(3)

23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained in signature page)*

25.1	T-1 Statement of Eligibility (senior debt securities indenture)(5)

25.2	T-1 Statement of Eligibility (subordinated debt securities indenture)(5)

* Previously filed on November 23, 2016 with the initial submission of the Company's Registration Statement on Form F-3 (File No. 333-214793).

(1)
To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934, as amended of the Registrant and incorporated by reference into this registration statement.

(2)	Incorporated by reference to the Company's Annual Report on Form 20-F, filed with the Commission on June 29, 2009.
(3)	Incorporated by reference to the Company's Report on Form 6-K, furnished with the Commission on November 23, 2016
(4)	Incorporated by reference to Exhibit 4.1 to the Company's Report on Form 6-K, furnished to the Commission on September 22, 2016
(5)	To be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended